Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-192946) pertaining to the various stock incentive plans of Perrigo Company plc of our reports dated March 1, 2018, with respect to the consolidated financial statements and schedule of Perrigo Company plc, and the effectiveness of internal control over financial reporting of Perrigo Company plc included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
March 1, 2018